Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com
Gevo Reports Fourth Quarter 2022 Financial Results
Gevo to Host Conference Call Today at 4:30 p.m. ET
ENGLEWOOD, Colo. – March 9, 2023 - Gevo, Inc. (NASDAQ: GEVO) ("Gevo", the "Company", "we", "us" or "our") today announced financial results for the fourth quarter of 2022 and recent corporate highlights.
Recent Corporate Highlights
•Following Gevo’s groundbreaking ceremony in September 2022, progress continues at the Lake Preston, South Dakota, Net-Zero 1 (“NZ1”) location. FEED work is substantially complete, the detailed engineering is in process and the operational start-up for NZ1 continues to be expected for 2025.
•Gevo’s renewable natural gas ("RNG") project in Northwest Iowa, with initial production capacity of 355,000 MMBtu per year, will be expanded to approximately 400,000 MMBtu of production capacity per year by the fourth quarter of 2023 and is expected to produce 350,000-375,000 MMBtu in 2023.
•Gevo is in the process of establishing Verity Carbon Solutions (“VCS”), which will be under the Gevo umbrella and is expected to serve Gevo and third-party customers by delivering its carbon tracking services through its proprietary Verity Tracking carbon measurement, verification, and reporting platform.
•In partnership with Axens, Burns and McDonnell, and Praj, Gevo has begun the engineering for its Net-Zero 2 project (“NZ2”) which is expected to be three times the size of NZ1 and is being designed to utilize fossil-free electricity, process energy, and hydrogen at a commercially advantaged location convenient to supply Chicago O’Hare International Airport with sustainable aviation fuel (“SAF”).
•Gevo executed a Hydrogen Development Services Agreement with Zero6 Energy for the development of a 20 megawatt hydrogen production facility in Lake Preston, South Dakota using Cummins Inc. electrolyzer technology.
•The Company recently announced the appointment of Carol Battershell as a new independent director who brings nearly 40 years of valuable energy sector experience to the Company’s Board of Directors.
•The Governor of Illinois recently signed SB 2951 which contains a SAF incentive of $1.50 per gallon for airlines that purchase the fuel and provides another example of state led support for this new generation of renewable fuels.
•Gevo is dual tracking the NZ1 capital raising efforts. In addition to attempting to utilize the private credit markets to finance NZ1, and at the invitation of the Department of Energy (“DOE”), Gevo has begun the process of applying for a loan guarantee from the DOE that could lead to more favorable loan terms for NZ1 capital needs than could be obtained from other lending sources.

2022 Fourth Quarter Financial Highlights
•Ended the quarter with cash, cash equivalents, restricted cash and marketable securities of $482.8 million compared to $475.8 million as of the end of Q4 2021
•Revenue of $0.5 million for the quarter is related to sales of RNG as Gevo ramps up production at the Company's RNG project plus initial sales of RINs from the RNG project and compares to revenue of $0.1 million in Q4 2021. The Company also carried $4.2 million of RIN and LCFS value in inventory into 2023 that was attributable to 2022 production.

•Loss from operations of $26.9 million for the quarter compared to $16.5 million loss in Q4 2021
•Non-GAAP cash EBITDA loss1 of $18.9 million for the quarter compared to $10.9 million in Q4 2021
•GAAP net loss per share and non-GAAP adjusted net loss per share2 of $0.11 for the quarter compared to $0.19 in Q4 2021

Management Comment

Commenting on the fourth quarter of 2022 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, commented “We continue to make progress on the development and financing of NZ1 and we are receiving solid engagement from potential investors who are interested in partnering with Gevo for the project financing of NZ1. We expect to continue development of the Lake Preston site using cash from our balance sheet prior to the financial close, which is expected to be later this year. Several of the potential equity investors have indicated interest in programmatic investment across multiple Net-Zero projects; however, negotiations are ongoing. We remain on track for a 2025 commencement of operations.”

Net-Zero 1 Status

Following Gevo’s groundbreaking ceremony in September 2022, progress continues at the Lake Preston, South Dakota, NZ1 location. FEED work is substantially complete and detailed engineering continues. Equipment procurement has begun and detailed planning for this year’s construction ramp up has commenced. The project remains on schedule for a 2025 operational startup. Gevo has hired Guggenheim and Citigroup to advise the company on the equity for the project and Nomura Greentech and Citigroup on the debt for the project. Gevo plans to use its balance sheet to fund the continued development of the project until the financial close, which is expected to occur later in the year.

Progress on Key Development Milestones
Accomplished through year-end 2022:
•Close the purchase of the land for NZ1 in Lake Preston, South Dakota
•Execute NZ1 Carbon Capture and Sequestration agreement
•Reach indicative terms on DBOOM development agreements for:
◦NZ1 Wind energy
◦Green hydrogen
•Select NZ1 EPC contractor
•Substantial Completion of NZ1 Front-End Engineering Design
•Break ground and begin site preparation for NZ1 at Lake Preston

In Progress through year-end 2023:
•Begin ordering long lead equipment for NZ1
•Execute NZ1 EPC contract
•Select NZ1 fabricator for hydrocarbon plant modules
•Complete final negotiations with U.S. Department of Agriculture and initiate Gevo’s Climate-Smart Farm-to-Flight grant with an award ceiling of up to $30MM
•Begin receiving Low Carbon Fuel Standard (“LCFS”) credits for RNG production
•Close NZ1 construction financing, including debt and equity participation from one or more third parties
•Finalize Net-Zero 2 location and partners

Throughout the remainder of 2023, Gevo expects to update stockholders about certain key milestones related to the development, financing, and construction of NZ1 as well as subsequent Net-Zero plants (together with NZ1, the "Net-
1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.
2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Zero Projects"). Updates to those milestones will be found in the Company’s press releases and investor presentations in the Investor Relations section of Gevo’s website.
2022 Financial Results
Operating revenue. In the second half of 2022, our RNG production began ramping up resulting in natural gas commodity sales of $0.6 million and environmental attribute sales of $0.2 million, while the activities at our Luverne Facility were minimized to care and maintenance status as we have shifted focus to our Net-Zero Projects. During the year ended December 31, 2022, compared to the year ended December 31, 2021, revenue increased $0.6 million primarily due to the RNG sales.
Cost of production. Cost of production increased $1.0 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to the costs related to RNG production and sales.
Depreciation and amortization. Depreciation and amortization increased $2.8 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to additional depreciation for RNG assets placed into service and accelerated depreciation on Agri-Energy segment assets due to shorter lives stemming from the impairment assessment during the third of quarter of 2022.
Research and development expense. Research and development expense increased $0.7 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to an increase in patent and personnel related costs, as well as lab supplies, partially offset by a reduction of consulting expenses.
General and administrative expense. General and administrative expense increased $14.4 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to increases in personnel costs related to strategic hiring and professional fees started in late 2021 and having a full impact on 2022, as well as non-cash stock-based compensation which reflects higher amortization expense for the stock awards issued in the prior period with higher market value.
Project development costs. Project development costs in 2022 consisted of employee expense, preliminary engineering and technical consulting costs related to our future Net-Zero Projects and Verity Tracking project, as well as other costs related to engineering personnel and non-capitalizable items. We began to capitalize a majority of the RNG and NZ1 projects' costs in 2021 which resulted in a $0.5 million decrease during the year ended December 31, 2022, compared to the year ended December 31, 2021.
Facility idling costs. Facility idling costs were $4.6 million for the year ended December 31, 2022 and related to care and maintenance of our development scale plant in Luverne, Minnesota (the "Luverne Facility"). Included in facility idling costs are ongoing care and maintenance expenses, as well as one time charges related to removing flammable and other hazardous items from the site, writing off certain patents, and reduction in the workforce. We plan to utilize the Luverne Facility as a development scale plant to advance our technology and operational knowledge to help us in achieving operational success as we scale up the production and delivery of SAF for our customers through our Net-Zero Projects.
Impairment loss. The Company recorded a $24.7 million impairment loss on long-lived assets, which reduced the carrying value of certain property, plant, and equipment, and a leased right of use ("ROU") asset, at the Agri-Energy segment to its fair value. The impairments recorded to date relate to the determination to suspend production at the Luverne Facility and shift the plant into an idled, care and maintenance status during the third quarter of 2022. The impact of the one-time impairment charge of $24.7 million was $0.11 of basic and diluted impairment loss per share for the year ended December 31, 2022.
Loss on disposal of assets. As a result of suspending the production of ethanol at the Luverne Facility, we wrote-off $0.5 million of costs during the year ended December 31, 2022 related to ancillary equipment and spare parts that are no longer expected to be utilized at the Luverne Facility. The equipment and spare parts had been planned to be used in ethanol production.
Loss from operations. The Company's loss from operations increased by $42.4 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to the increased activities for our Net-Zero Projects and Verity Tracking project, as well as non-capitalizable costs for NZ1.

Interest expense. Interest expense increased by $0.9 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to the interest on the RNG Project bonds, which was capitalized into construction in process during the construction phase of our RNG Project in the prior periods.
Interest and dividend income. Interest and dividend income increased $2.5 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to the higher interest rate earned on our investments and restricted cash.
Gain on forgiveness of SBA Loans. During the year ended December 31, 2021, the Small Business Administration ("SBA") forgave $0.6 million of the Company's SBA loans and accrued interest.
Other income. Other income increased $2.7 million during the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to our receipt of $2.9 million from the U.S. Department of Agriculture's Biofuel Producer Program to support biofuel producers who faced unexpected losses due to the COVID-19 pandemic, partially offset by other expenses.
During the year ended December 31, 2022, net cash used in operating activities was $52.6 million compared to $48.3 million for the year ended December 31, 2021. Non-cash charges primarily consisted of an impairment loss of $24.7 million, depreciation and amortization of $7.9 million, non-cash expense of $2.7 million related to the amortization of marketable securities premiums, and stock-based compensation expense of $17.4 million, which reflects higher amortization expense for the stock awards issued in the prior period with higher market value, see Note 16 to the Consolidated Financial Statements for additional information. The net cash outflow from changes in operating assets and liabilities decreased $4.9 million, primarily due to a decrease in cash outflows of $2.0 million in prepaid expenses and other current and long-term assets for licensing fees and deposits to secure long-lead equipment power transmission and distribution facilities for NZ1 as well as a decrease of $3.9 million in accounts payable and accrued liabilities, partially offset by increased outflows of $1.7 million for RNG inventories and amortization of prepaid insurance and other prepaid items.
Webcast and Conference Call Information
Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and John Richardson, Director of Investor Relations. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink: : https://register.vevent.com/register/BI77f562f7379e45218e5d6ab5c215416b. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink: https://edge.media-server.com/mmc/p/4uic6ad8.

A webcast replay will be available two hours after the conference call ends on March 9, 2023. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo
Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.
Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.
Learn more at Gevo’s website: www.gevo.com
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, whether our fuel sales agreements are financeable, the timing of our NZ1 project, our financial condition, our results of operation and liquidity, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, the DOE loan guarantee process, how Illinois SB 2951 affects airlines and us, and other statements that are not purely statements of historical fact These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2022 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA loss excludes depreciation and amortization, non-cash stock-based compensation, and losses recorded from the impairment of long-lived assets from GAAP loss from operations. Non-GAAP adjusted net loss and adjusted net loss per share exclude losses recorded from the impairment of long-lived assets from GAAP net loss. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.
Condensed Consolidated Balance Sheets Information
(Unaudited, in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$237,125	$40,833
Marketable securities (current)	167,408	275,340
Restricted cash (current)	1,032	25,032
Trade accounts receivable, net	476	978
Inventories	6,347	2,751
Prepaid expenses and other current assets	3,034	3,607
Total current assets	415,422	348,541
Property, plant and equipment, net	176,872	137,742
Marketable securities (non-current)	—	64,396
Restricted cash (non-current)	77,219	70,168
Operating right-of-use assets	1,331	2,414
Finance right-of-use assets	219	236
Intangible assets, net	7,691	8,938
Deposits and other assets	21,994	12,946
Total Assets	$700,748	$645,381
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$24,760	$28,150
Operating lease liabilities (current)	438	772
Finance lease liabilities (current)	79	11
Loans payable - other (current)	159	158
Total current liabilities	25,436	29,091
2021 Bonds payable (long-term)	67,223	66,486
Loans payable - other (long-term)	159	318
Operating lease liabilities (long-term)	1,450	1,902
Finance lease liabilities (long-term)	183	242
Other long-term liabilities	820	87
Total liabilities	95,271	98,126
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 and 250,000,000 authorized at December 31, 2022 and 2021, respectively; 237,166,625 and 201,988,662 shares issued and outstanding at December 31, 2022 and 2021, respectively.	2,372	2,020
Additional paid-in capital	1,259,527	1,103,224
Accumulated other comprehensive loss	(1,040)	(614)
Accumulated deficit	(655,382)	(557,375)
Total stockholders' equity	605,477	547,255
Total Liabilities and Stockholders' Equity	$700,748	$645,381

Gevo, Inc.
Condensed Consolidated Statements of Operations Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Total operating revenues	$545	$54	$1,175	$533
Operating expenses:
Cost of production	3,456	2,791	8,698	7,687
Depreciation and amortization	3,314	1,556	7,887	5,128
Research and development expense	2,707	2,570	7,427	6,775
General and administrative expense	10,736	7,546	39,941	25,493
Project development costs	4,511	2,069	10,061	10,581
Facility idling costs	2,269	—	4,599	—
Impairment loss	—	—	24,749	—
Loss on disposal of assets	499	—	499	5,137
Total operating expenses	27,492	16,532	103,861	60,801
Loss from operations	(26,947)	(16,478)	(102,686)	(60,268)
Other income (expense)
Interest expense	(451)	(173)	(1,167)	(251)
Investment income (loss)	1,839	217	3,043	571
Gain on forgiveness of SBA loan	—	—	—	641
Other income, net	172	(79)	2,803	104
Total other income, net	1,560	(35)	4,679	1,065
Net loss	$(25,387)	$(16,513)	$(98,007)	$(59,203)
Net loss per share - basic and diluted	$(0.11)	$(0.08)	$(0.44)	$(0.30)
Weighted-average number of common shares outstanding - basic and diluted	237,209,693	201,892,596	221,537,262	195,794,606

Gevo, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Net Loss	$(25,387)	$(16,513)	$(98,007)	$(59,203)
Other comprehensive income loss:
Unrealized loss on available-for-sale securities, net of tax	1,128	(318)	(426)	(614)
Comprehensive loss	$(24,259)	$(16,831)	$(98,433)	$(59,817)

Gevo, Inc.
Condensed Consolidated Statements of Stockholders’ Equity Information
(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders' Equity
	Shares	Amount
Balance, December 31, 2020	128,138,311	$1,282	$643,269	$—	$(498,172)	$146,379
Issuance of common stock, net of issuance costs	68,170,579	682	456,765	—	—	457,447
Issuance of common stock upon exercise of warrants	1,866,758	18	1,103	—	—	1,121
Non-cash stock-based compensation	—	—	7,700	—	—	7,700
Stock-based awards and related share issuances, net	3,813,014	38	(5,613)	—	—	(5,575)
Other comprehensive loss	—	—	—	(614)	—	(614)
Net loss	—	—	—	—	(59,203)	(59,203)
Balance, December 31, 2021	201,988,662	$2,020	$1,103,224	$(614)	$(557,375)	$547,255
Issuance of common stock and common stock warrants, net of issuance costs	33,333,336	333	138,675	—	—	139,008
Issuance of common stock upon exercise of warrants	4,677	$—	$3	$—	$—	$3
Non-cash stock-based compensation	—	—	17,419	—	—	17,419
Stock-based awards and related share issuances, net	1,839,950	19	206	—	—	225
Other comprehensive loss	—	—	—	(426)	—	(426)
Net loss	—	—	—	—	(98,007)	(98,007)
Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477

Gevo, Inc.
Condensed Consolidated Cash Flow Information
(Unaudited, in thousands)

	Year Ended December 31,
	2022	2021
Operating Activities
Net loss	$(98,007)	$(59,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	24,749	—
Loss on disposal of assets	499	5,137
(Gain) on forgiveness of SBA Loans	—	(641)
Stock-based compensation	17,419	9,874
Depreciation and amortization	7,887	5,128
Amortization of marketable securities premium	2,723	5,029
Other noncash (income) expense	877	89
Changes in operating assets and liabilities:
Accounts receivable	502	(257)
Inventories	(2,004)	(259)
Prepaid expenses and other current assets, deposits and other assets	(10,893)	(12,897)
Accounts payable, accrued expenses and long-term liabilities	3,635	(271)
Net cash used in operating activities	(52,613)	(48,271)
Investing Activities
Acquisitions of property, plant and equipment	(75,775)	(56,770)
Acquisition of patent portfolio	(10)	—
Proceeds from sale and maturity of marketable securities	299,581	79,574
Purchase of patents and license	—	(9,170)
Purchase of marketable securities	(130,402)	(424,992)
Net cash provided by (used in) investing activities	93,394	(411,358)
Financing Activities
Proceeds from issuance of 2021 Bonds	—	68,995
Debt and equity offering costs	(10,993)	(34,955)
Proceeds from issuance of common stock and common stock warrants	150,000	489,373
Proceeds from exercise of warrants	3	1,121
Net settlement of common stock under stock plans	(286)	(7,041)
Payment of loans payable - other	(150)	(154)
Payment of finance lease liabilities	(12)	(15)
Net cash provided by financing activities	138,562	517,324
Net increase in cash and cash equivalents	179,343	57,695
Cash, cash equivalents and restricted cash at beginning of period	136,033	78,338
Cash, cash equivalents and restricted cash at end of period	$315,376	$136,033

Gevo, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Non-GAAP Cash EBITDA:
Loss from operations	$(26,947)	$(16,478)	$(102,686)	$(60,268)
Depreciation and amortization	3,314	1,556	7,887	5,128
Stock-based compensation	4,770	4,051	16,935	9,874
Impairment loss	—	—	24,749	—
Non-GAAP cash EBITDA	$(18,863)	$(10,871)	$(53,115)	$(45,266)

Non-GAAP Adjusted Net Loss:
Net Loss	$(25,387)	$(16,513)	$(98,007)	$(59,203)
Adjustments:
Impairment loss	—	—	24,749	—
Total adjustments	—	—	24,749	—
Non-GAAP Net Income (Loss)	$(25,387)	$(16,513)	$(73,258)	$(59,203)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.11)	$(0.08)	$(0.33)	$(0.30)
Weighted-average number of common shares outstanding - basic and diluted	237,209,693	201,892,596	221,537,262	195,794,606
Investor Relations Contact
+1 720-360-7794
jrichardson@gevo.com